EXHIBIT 99.1

BOE Financial Services of Virginia, Inc. Reports 3rd Quarter Earnings

Tappahannock, VA, Oct. 27, 2003/PR Newswire/ BOE Financial Services of Virginia, Inc.(NASDAQ SmallCap Market: BSXT), parent company of its’ wholly-owned subsidiary Bank of Essex, announced the results of operations for the third quarter of 2003. Net income for the third quarter of 2003 was $599,000, a 403.4% increase from 2002 third quarter income of $119,000. Fully diluted earnings per common share were $0.50 in the third quarter of 2003 compared to $0.10 in the third quarter of 2002. Tangible book value per common share increased from $17.06 at September 30, 2002 to $18.36 per common share at September 30, 2003.

This increase in quarterly earnings was primarily attributable to a $698,000 reduction in provision for loan losses in 2003 as compared to 2002. In the third quarter of 2002 the Bank began a more uniform approach in recognizing and recording nonperforming loans.

Through Bank of Essex, BOE Financial Services of Virginia operates six full service banking offices in Tappahannock, Central Garage, Mechanicsville, West Point and Glen Allen, Virginia. Contact: Bruce E. Thomas, Sr. Vice President/Chief Financial Officer (804)-443-4343.

BOE Financial Services of Virginia, Inc.

(Dollar amounts in thousands, except per share data)

Balance Sheet	9/30/2003	9/30/2002	Percent Change
ASSETS
Cash and due from banks	$8,295	$6,114	35.7%
Securities Available-for-Sale	46,944	43,577	7.7%
Equity Securities, Restricted	947	1,345	-29.6%
Federal funds sold	7,151	8,121	-11.9%
Loans held for sale	1,237	920	34.5%
Loans, net	154,849	159,898	-3.2%
Premises and fixed assets	6,574	6,590	-0.2%
Intangible assets	933	1,059	-11.9%
Other assets	2,969	3,635	-18.3%

Total assets	$229,899	$231,259	-0.6%

LIABILITIES
Deposits
Non-interest bearing	$22,077	$18,828	17.3%
Interest bearing	179,491	181,306	-1.0%

	201,568	200,134	0.7%
Other borrowed money	4,000	8,000	-50.0%
Other liabilities	1,718	2,008	-14.4%

Total liabilities	$207,286	$210,142	-1.4%

EQUITY CAPITAL
Common stock	$5,904	$5,880	0.4%
Surplus	4,971	4,904	1.4%
Retained earnings	10,402	8,638	20.4%
Accumulated other comprehensive income	1,336	1,695	-21.2%

Total equity capital	$22,613	$21,117	7.1%

Total liabilities and equity capital	$229,899	$231,259	-0.6%

Income Statement	For the quarter ended 9/30/2003	For the quarter ended 9/30/2002	Percent Change
Interest income	$3,290	$3,437	-4.3%
Interest expense	987	1,377	-28.3%

Net interest income	$2,303	$2,060	11.8%
Provision for loan losses	150	848	-82.3%

Net interest income after provision for loan losses	$2,153	$1,212	77.6%

Noninterest income	$341	$273	24.9%
Noninterest expense	1,704	1,433	18.9%
Income taxes	191	(67)

Net income	$599	$119	403.4%

Earnings per share, fully diluted	$0.50	$0.10	400.0%

Income Statement	Nine months Ended 9/30/2003	Nine months Ended 9/30/2002	Percent Change
Interest income	$10,043	$10,392	-3.4%
Interest expense	3,174	4,391	-27.7%

Net interest income	$6,869	$6,001	14.5%
Provision for loan losses	550	1,118	-50.8%

Net interest income after provision for loan losses	$6,319	$4,883	29.4%

Noninterest income	$910	$856	6.3%
Securities gains/(losses)	22	(1)	-2300.0%
Noninterest expense	4,975	4,371	13.8%
Income taxes	503	213	136.2%

Net income	$1,773	$1,154	53.6%

Earnings per share, fully diluted	$1.50	$0.98	53.1%
Tangible book value per share	$18.36	$17.06	7.6%